Exhibit 99.1

Reconciliation of Adjusted EBITDA

EBITDA and adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.

Net Income-Basis Non-GAAP Reconciliation

The following table presents a reconciliation of Summit Midstream Partners, LP’s net income to EBITDA and adjusted EBITDA for the periods indicated.

	Summit Midstream Partners, LP					Pro Forma
	Three months ended March 31,		Year ended December 31,			Three months ended March 31,	Year ended December 31,
	2013	2012	2012	2011	2010	2013	2012
	(In thousands)

Reconciliation of Net Income to EBITDA(1) and Adjusted EBITDA(2)
Net income	$12,480	$7,587	$41,726	$37,951	$8,172	$7,055	$22,826
Add:
Interest expense	1,880	4,177	12,766	3,054	—	6,328	30,733
Income tax expense	181	139	682	695	124	181	682
Depreciation and amortization expense	9,987	8,290	35,299	11,367	3,874	15,882	50,688
Amortization of favorable and unfavorable contracts	280	(134)	192	308	215	280	192
Less:
Interest income	1	4	9	12	32	1	9
EBITDA (3)	$24,807	$20,055	$90,656	$53,363	$12,353	$29,725	$105,112
Add:
Non-cash compensation expense	$340	$460	$1,876	$3,440	$—	$397	$1,972
Adjustments related to MVC shortfall payments (4)	6,295	4,366	10,768	—	—	6,562	12,059
Adjusted EBITDA (3)	$31,442	$24,881	$103,300	$56,803	$12,353	$36,684	$119,143

(1)              We define EBITDA as net income plus (a) interest expense, (b) income tax expense; and (c) depreciation and amortization expense, less (x) interest income and (y) income tax benefit.

(2)              We define adjusted EBITDA as EBITDA plus (i) non-cash compensation expense and (ii) adjustments related to MVC shortfall payments.

(3)              EBITDA and adjusted EBITDA do not reflect adjustment for transaction costs. These unusual and non-recurring expenses are settled in cash.

(4)              Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments. We include or will include a proportional amount of these historical or expected minimum volume commitment shortfall payments in each quarter prior to the quarter in which we actually receive the shortfall payment.